                                                               EXHIBIT 12.1

                               AMETEK, INC.

   STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLARS IN THOUSANDS)

                                          YEAR ENDED DECEMBER 31,
                                  --------------------------------------------
                                   1989     1990     1991     1992      1993
                                  -------  -------  -------  -------  --------
EARNINGS:
 Net income (loss)............... $38,296  $37,338  $37,986  $44,357  $ (7,332)
 Income tax expense (benefit)....  22,387   19,317   14,392   22,362    (3,865)
 Interest expense--gross.........  15,734   21,951   22,252   20,197    18,580
 Capitalized interest............    (500)  (1,133)    (173)    (476)     (977)
 Debt financing expense..........     137      171      170      196       173
 Interest portion of rentals
  (1)............................   1,482    1,656    1,348    1,345     1,614
                                  -------  -------  -------  -------  --------
   Adjusted earnings............. $77,536  $79,300  $75,975  $87,981  $  8,193
                                  =======  =======  =======  =======  ========
FIXED CHARGES:
 Interest expenses--net.......... $15,234  $20,818  $22,079  $19,721  $ 17,603
 Capitalized interest............     500    1,133      173      476       977
 Debt financing expense..........     137      171      170      196       173
 Interest portion of rentals
  (1)............................   1,482    1,656    1,348    1,345     1,614
                                  -------  -------  -------  -------  --------
   Fixed charges................. $17,353  $23,778  $23,770  $21,738  $ 20,367
                                  =======  =======  =======  =======  ========
   Ratio of adjusted earnings to
    fixed charges (2)............     4.5x     3.3x     3.2x     4.0x      --
                                  =======  =======  =======  =======  ========

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(1) Estimated to be one-third of rental expense.

(2) Earnings were insufficient to cover fixed charges by approximately $12.2 million in 1993.